Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2022 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s second quarter 2022 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our second quarter 2022 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, and adjusted EBITDA margin. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, Camilo. Good afternoon and thank you for joining us today to discuss the results of our second quarter 2022. We delivered a solid second quarter, driven by strong demand for our identity and fraud solutions across our diverse verticals. While the economic volatility in the quarter presented some headwinds in our real estate marketing vertical, we feel confident about our positioning as a whole as the secular tailwinds for our business remain strong, we are executing upon a deep product roadmap, and our sales pipeline is robust and converting. Most importantly, as we state regularly that we think about our business always with a long-term view and not just quarter by quarter, the business is as healthy as it has ever been, with the leading cloud-native technology platform in our space, innovative solutions, a diverse customer base, and strong operational leverage producing solid adjusted EBITDA and cash flow. With that, let us turn to the quarter.

For the quarter, total revenue was $12.5 million, a 15% increase over prior year. Platform revenue increased 15% to $12.2 million. Services revenue was up 6% to $0.3 million. We produced a record $9.6 million in adjusted gross profit, resulting in a record margin of 77% for the second quarter, up 2-percentage points from the same period a year ago. Adjusted EBITDA for the quarter was $2.9 million, down 6% from prior year. Adjusted EBITDA margin for the quarter was 23% compared to 29% in prior year. We generated $2.5 million in cash flow from operations in the second quarter, compared to generating $2.3 million for the same period 2021. Cash and cash equivalents were $32.3 million at June 30, 2022. We are especially pleased with our strong adjusted EBITDA and cash flow generation given this was our first full quarter of compensation expense associated with our hiring initiative that added 27 team members in the first quarter of 2022.

Our IDI™ billable customer base grew by 225 customers sequentially from the first quarter, ending the second quarter at 6,817 customers. FOREWARN® added 9,771 users during the second quarter, surpassing 100,000. Notably, 206 REALTOR® Associations are now contracted to use FOREWARN. We have continued to maintain a 100% association renewal rate since we introduced the FOREWARN solution in 2018.

Mindful that all businesses in the last six months have had to adapt to rapidly changing financial conditions, including historically high inflation, low unemployment and increased wages, and a federal reserve intent on slowing the economy, we have been monitoring our customer base and business sentiment to determine what impact, if any, there would be on demand for our solutions. Coming off of record revenue in the first quarter of 2022, we continued to see strong growth and increasing demand for our identity and fraud solutions across diverse verticals, including real estate (more on real estate in a moment). Our pipeline is strong and we have added and continue to add customers that we expect will be shifting greater volumes from the competition to us, as is often the typical process of customers adopting our solutions and strategically migrating their workflow to our platform. Additionally, we have multiple opportunities in play that, while we anticipated would land in Q2, we now expect to occur in Q3 and Q4. Note that the delays are attributable to ordinary course budgeting and/or procurement processes and, as of today, we do not see any risk to these opportunities from the current economic landscape. As we have stated in the past, fraud detection and prevention tend to be countercyclical, increasing in importance during challenging economic periods. Thus, we believe we are very well positioned for the remainder of the year and beyond.

Now, diving in a bit more into our real estate segment, we provide solutions to address two primary goals – identifying risk and customer acquisition. Use cases including identity verification, risk mitigation and due diligence are addressed through our idiCORE™ and FOREWARN solutions. Additionally, we provide marketing solutions in the way of consumer modeling and identification. Not surprisingly, given the cooling housing market in the face of spiking mortgage rates, persistently high prices, and low housing supply, our real estate marketing segment reduced spend. Many of these customers expressed that it is simply a matter of rapidly changing conditions in a matter of a few months which makes it more difficult to forecast spend against ROI and that once conditions settle in to a more stable and predictable baseline, they will have more visibility to budget and resume volumes.

Our collections vertical remained relatively flat over last quarter. As we have detailed in the past, the collections vertical was first impacted by government-imposed forbearance programs and moratoria on collection efforts arising out of the pandemic shutdown. Coupled with the foregoing, government subsidies and savings generated by consumers’ inability to travel and shop during the pandemic period padded consumer balance sheets. With subsidies behind us and inflation at a 40-year high impacting food, gas, and other daily expenses, while the consumer is working and presently displaying resilience, evidence is mounting that the financial health of the average consumer is deteriorating. Consumer sentiment is at an all-time low, the consumer has cut back on the purchase of goods and is now focused on services, and at the lower end, where signs of stress occur first, the subprime, lower income consumer, is experiencing an uptick in auto delinquencies and repossessions. The personal savings rate is decreasing and credit card usage is increasing. We believe collections will undoubtedly pick up from current levels.

Lastly, in the last few quarters, we have detailed our expansion plans for 2022 due to our solid cash generation and healthy balance sheet. As part of these plans, we hired additional personnel across the organization. Specifically, as mentioned, in the first quarter of this year we added 27 team members across various divisions including product development, technology, infrastructure, and sales. As the pace of our identifying and securing qualified candidates in a competitive job market exceeded our own expectations, and given the current employment and economic environment, during the second quarter we pulled back on hiring to give us time to integrate new team members most effectively and to evaluate our positioning. We are well positioned today in various departments and, moving forward, we plan to methodically add to teams, focusing primarily on mission-critical positions directly tied to revenue and key infrastructure and product development roles.

I am very pleased with the team’s execution this quarter and year-to-date. While navigating an uncertain economic environment, we are keenly focused on growing our business. We are executing upon our long-term strategic plan, which includes bolstering our teams, enhancing our leading, cloud-native platform, developing and commercializing innovative products and solutions, and converting a deep sales pipeline. Our business is healthy and we are well positioned for growth.

With that, I will now turn it over to Dan to provide some additional color and to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. We are pleased with our overall performance in the second quarter. Notwithstanding the broader economic challenges the economy is currently facing, we continue to see strong revenue growth in all our key verticals, with the exception of collections and a portion of real estate, both of which I will expand upon shortly. Importantly, along with nice growth, the business continues to produce increasing profitability, solid adjusted EBITDA, and healthy cash flow. As you know, this management team has always stressed the importance of building this business brick-by-brick, creating a foundation for healthy growth, balance sheet strength and operational leverage as we continue our path of becoming a multi-billion-dollar market cap company. As a result of this discipline, we are stronger and better positioned today to execute on our multi-year growth plan than ever in our history. The overall market for our solutions continues to show robust fundamentals and increasing opportunity for growth. In addition, we have several key product releases slated for the second half of 2022 and throughout 2023, which, with a couple of initial customer wins in these areas, will negate the temporary growth headwinds we are seeing in collections and a portion of our real estate vertical.

As it relates to collections, we have provided commentary in the past regarding the government-imposed forbearance programs and collections moratoria resulting from the COVID pandemic. Because of this, our collections business has remained relatively flat over the last 18 months. For the second quarter 2022, collections revenue was up approximately 1% over the same period 2021. Historically, we see increased demand for first- and third-party collections solutions during times of slowing economic activity and consumer deterioration. However, today our collections customers are facing two issues.

The first issue is the continued government intervention and propping up of the consumer’s ability to defer repayment of debts. We believe we are nearly at the end of this cycle and have the potential to quickly realize increased debt collection volumes that should resume double digit revenue growth more in-line with our pre-COVID levels.

The second issue facing our collections customers deals primarily with our third-party collections customers and their ability to acquire quality debt. Because debt portfolios have been in limited supply, the cost to acquire quality debt is extremely high which is contracting margins for our third-party collection customers and limiting the volume of debt they can work at any given time. As this artificially induced supply constraint begins to ease, the availability of quality debt will quickly increase and the cost to acquire such debt should see a reversion back to historical levels. As a company, we are extremely well positioned to take advantage of this reversion as we have been strategically acquiring collections customers away from our competition during this period. As volumes begin to increase across our third-party collections customers, we expect to quickly see meaningful revenue growth as a result.

As it relates to real estate, we generate revenue primarily from two use cases. The first use case, fraud, which is serviced by both IDI and FOREWARN, includes identity verification, risk assessment and fraud prevention; and the second use case, marketing, which is serviced only by IDI, includes consumer modeling and identification. We continue to see strong demand and increasing volumes for our fraud solutions in all our verticals, including real estate. The marketing side is where we are seeing, what we believe, are temporary headwinds because of the prevailing market conditions that are impacting the broader economy and cooling the housing market.

For the second quarter 2022, our real estate marketing revenue was down approximately 10% compared to the same period 2021. To give some perspective, our real estate marketing revenue increased approximately 30% year-over-year throughout 2021. This 10% decrease was a result of two issues.

The first issue being a quarterly revenue headwind created from the loss of one of our larger strategic integration customers that we previously discussed on our fourth quarter 2021 earnings call.

The second issue causing the decrease in real estate marketing revenue is the result of current market dynamics for residential housing. As mortgage rates have continued to rise in the face of high home prices, and buy/sell transaction volumes have slowed, our customers have become more cautious in their marketing spend. They have taken a more targeted approach until overall residential real estate begins to normalize at a new level. We believe this softening is temporary in the near-term and we will start to see improving revenue growth within real estate marketing as interest rates start to normalize and/or consumers adjust to the “new norm” in rates, inflation begins to improve, and overall residential home values continue to level off.

In all other areas of the business, we are seeing strong growth, increased volume, and increasing demand for our identity and fraud solutions. We are extremely excited about the number and size of customers that are in our growing pipeline as well as recent key wins of larger customers from our competition. These larger customers have only just started moving their volumes to our platform. In addition to the excitement with our current solutions, we are thrilled with the recent release of idiTRACE™ and several other key product releases slated for the second half of 2022. These new solutions open new markets and revenue opportunities for us.

For example, within commercial property solutions, we have been working with several large potential customers and partners to develop unique fraud, valuation, and risk management tools that we estimate will generate $10 to $20 million in annual revenue for us within the next 24 to 36 months. We have made a strong push into background screening with the recent release of our idiTRACE solution and upcoming release of idiCRIM™. After the consolidation of several players in the space, this is an opportune time for us to step forward in the market. We believe our new solutions for use in connection with background screening will generate $15 to $25 million in annual revenue for us within the next 24 to 36 months. Our business is strong, we are generating cash, our team is laser focused, and opportunity abounds. With that said, let’s review our second quarter results.

For clarity, all the comparisons I will discuss today will be against the second quarter of 2021, unless noted otherwise.

Total revenue was $12.5 million, a 15% increase over prior year. Platform revenue increased 15% to $12.2 million. Services revenue was up 6% to $0.3 million. We produced a record $9.6 million in adjusted gross profit, resulting in a record margin of 77% for the second quarter, up 2-percentage points. Adjusted EBITDA for the quarter was $2.9 million, down 6% from prior year. Adjusted EBITDA margin for the quarter was 23% compared to 29% in prior year. As a reminder, this was our first full quarter of compensation expense after our hiring initiative that saw 27 team members added in the first quarter of 2022. We are pleased with our strong adjusted EBITDA and healthy cash flow in the second quarter.

Moving on to the details of our P&L, as mentioned, revenue was $12.5 million for the second quarter, consisting of revenue from new customers of $0.8 million, base revenue from existing customers of $10.2 million and growth revenue from existing customers of $1.5 million. Our IDI billable customer base grew by 225 customers sequentially from the first quarter, ending the second quarter at 6,817 customers. FOREWARN added 9,771 users during the second quarter, surpassing 100,000 users and ending the quarter at 101,261 users. 206 Realtor® Associations are now contracted to use FOREWARN. And, as Derek stated earlier on our call, we have continued to maintain a 100% association renewal rate since we introduced the FOREWARN solution in 2018.

Our contractual revenue was 80% for the quarter compared to 81% in prior year. Our revenue attrition percentage was 5% compared to 6%. We expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 7% to $2.9 million. This $0.2 million increase was a result of an increase in data acquisition costs and third-party infrastructure fees. Adjusted gross profit increased 17% to a record $9.6 million, producing a record adjusted gross margin of 77%, a 2-percentage point increase over second quarter 2021.

Sales and marketing expenses increased $0.5 million or 20% to $2.8 million. The increase was due primarily to an increase in salaries and benefits and sales commissions. The $2.8 million of sales and marketing expense for the quarter consisted primarily of $1.5 million in employee salaries and benefits and $0.8 million in sales commissions.

General and administrative expenses increased $0.4 million or 8% to $5.3 million. This increase was primarily the result of $0.9 million increase in employee salaries and benefits and $0.2 million increase in professional fees, which was offset by a decrease of $0.7 million in non-cash share-based compensation expense. The $5.3 million in general and administrative expenses for the quarter consisted primarily of $2.5 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $0.9 million in accounting, IT and other professional fees.

This would be a good time to revisit our 2022 hiring plan we discussed during our fourth quarter 2021 call. At that time, we discussed adding an additional 50 members to our team over the course of 2022. In the first quarter of this year, we added 27 team members, a good portion of which within technology. These first quarter adds have paid huge dividends for our product roadmap as evidenced by the recent release of idiTRACE and several key solutions slated to be released over the second half of 2022. Based on the productivity we are seeing from these recent hires as well as our desire to maintain P&L discipline during times of economic volatility, we will be very deliberate and tactical in our hiring for the remainder of 2022.

Back to the P&L, depreciation and amortization increased $0.3 million or 21% to $1.6 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

We had a net loss of $0.2 million for the second quarter compared to net income of $1.8 million in prior year. Note, however, the net income of $1.8 million in the second quarter of 2021 included a $2.2 million one-time gain on the extinguishment of debt from the forgiveness of our Cares Act Loan. Excluding that gain, we had a $0.2 million improvement over second quarter 2021.

We reported a loss of 1 cent per basic and diluted share based on a weighted average share count of 13.8 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $32.3 million at June 30, 2022, compared to $34.3 million at December 31, 2021. Current assets were $37.4 million compared to $38.6 million and current liabilities were $3.4 million compared to $3.5 million.

We generated $0.7 million in free cash flow in the second quarter, compared to generating $1.9 million for the same period 2021. We calculate our free cash flow by using adjusted EBITDA and subtracting the cash we use for capital expenses such as property, equipment and capitalized intangible asset costs found on our statement of cash flows.

We generated $5.0 million in cash from operating activities for the six months ended June 30, 2022, compared to generating $3.5 million in cash from operating activities for the same period in 2021.

Cash used in investing activities was $4.1 million for the six months ended June 30, 2022, mainly the result of $3.9 million used for software developed for internal use. Cash used in investing activities for the same period in 2021 was $2.6 million.

Cash used in financing activities was $2.8 million for the six months ended June 30, 2022, resulting from the taxes paid for the net share settlement of 106,254 shares from restricted stock units. These shares were withheld in treasury and retired prior to the end of the second quarter. There were no financing activities for the same period in 2021.

During the second quarter 2022, we purchased 7,031 shares of our common stock under our stock repurchase program at an average price of $19.07 per share. During the third quarter to date, we purchased an additional 2,155 shares at an average price of $18.93 per share. We will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, with a solid first half of the year behind us, we are excited to accomplish much more in the second half of 2022 and beyond.

With that, our operator will now open the line for Q&A.

Operator

Thank you. We will know begin the question and answer session. If you have a question, please press 01 on your touchtone phone. If you wish to be removed from the que, please press 02. If you are using a speaker phone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press 01 on your touchtone phone. We are standing by for questions. At this time, I would like to turn the call over the Derek Dubner for closing remarks.

Derek Dubner

Thank you to those who joined us today. We delivered a strong second quarter, once again demonstrating the demand for our solutions and the resilience and powerful operational leverage of our business model. While economic volatility impacted a portion of revenue in the second quarter, the majority of our business which is fraud and identity continued to expand, and we are well positioned for the remainder of the year and beyond. Good Day.